Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Reports Results for Third Quarter of 2007

Company Announces Agency Restructuring

LOS ANGELES, Nov. 1, 2007 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the third quarter ended

September 30, 2007.

Revenues were $42.5 million in the third quarter of 2007, a decrease of one percent from revenues of $43.1 million in the same period of the previous year.

Net loss in the third quarter of 2007 was $670,000, or $0.11 per diluted share, compared with net income of $219,000, or $0.03 per diluted share, in the same period of the previous year.

“We continue to improve on our business model.  EMAK has evolved and will continue to evolve as consumer tastes change and as our clients respond to those changing tastes,” said Jim Holbrook, EMAK’s Chief Executive Officer. “We are especially proud of the work being done by our Upshot agency, which posted double-digit revenue growth in the quarter, and our Logistix agency in the U.S. has also shown solid growth this year in a tough segment.  Our Equity Marketing agency, working for our largest client, has had to make adjustments in its overall business model due to a reduced revenue base, but will continue to over deliver for this client.  Our European business is down significantly, and we are taking the appropriate actions to improve its performance.

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“Third quarter 2007 revenues were slightly lower than the year-ago quarter due to the continued wind down of the Consumer Products division. Lower gross margin, down 200 basis points, and slightly higher operating expenses, up 60 basis points, resulted in a small net loss for the quarter.”

Agency Restructuring

Holbrook continued, “As emphasized in our September announcement, we intend to achieve better leverage of our infrastructure to enhance our client service and quality of products. We are taking the necessary steps in the fourth quarter to refine our cost structure and tap the efficiencies embedded in our operations to position ourselves for improved financial performance in 2008. We intend to make sustainable improvements that create earnings leverage and position the company for long-term success.”

On September 5, 2007, EMAK announced the completion of a thorough business review, plans to integrate the operations of its Equity Marketing and Logistix agencies, and the planned exit of certain other agency services for its largest client, at their request, by the end of 2007. In connection with these changes, the Company is implementing a carefully planned restructuring plan prior to year-end. This plan will reduce annual operating expenses by approximately $1.9 million through reductions in U.S.-based headcount. Additionally, the planned exit of certain other agency services at year-end will result in departures of related personnel, and the Company expects a further reduction in annual operating expenses of $1.5 million.

In addition to these actions, EMAK’s Promotional Products business in Europe continues to face a deteriorating marketing environment which has resulted in year-over-year declines in revenues and profitability.  The Company has already taken steps in Europe to reduce headcount over the past two months, which provide for an annualized cost savings of approximately $1.6 million. To align further its cost structure with its expected level of revenue, the Company is implementing a restructuring plan that includes additional workforce reductions in the region, and savings of $0.7 million are expected on an annualized basis as a result of this restructuring.

Substantially all of the actions related to both the U.S. and European restructurings should be completed by the end of the second quarter of 2008. Total one-time employee termination related costs related to both the agency consolidation restructuring and European restructuring are estimated at approximately $300,000 and are expected to be recorded over the next two quarters.

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EMAK expects that the overall impact of world-wide headcount reductions resulting from the restructurings and from the voluntary termination of other employees will total approximately $6.0 million of annualized operating expense savings. The Company is also analyzing options for its Los Angeles and European office facilities for further savings potential.

Third Quarter 2007 Financial Highlights

The following table presents financial highlights for the Company’s operations for the third quarter of 2007. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Three Months Ended September 30,
	2007	% of revenues		2006	% of revenues		% change
Revenues by segment
Agency services	8,455	19.9%		7,683	17.8%		10.0%
Promotional products	32,881	77.3%		32,061	74.4%		2.6%
Consumer products	1,196	2.8%		3,334	7.7%		-64.1%
	42,532	100.0%		43,078	100.0%		-1.3%

Gross profit by segment
Agency services gross profit	2,899	34.3%	*	2,371	30.9%	*	22.3%
Promotional products gross profit	7,236	22.0%	*	8,684	27.1%	*	-16.7%
Consumer products gross profit	409	34.2%	*	492	14.8%	*	-16.9%
	10,544	24.8%		11,547	26.8%		-8.7%

Revenues by geographical area
United States	35,475	83.4%		31,471	73.1%		12.7%
International	7,057	16.6%		11,607	26.9%		-39.2%
	42,532	100.0%		43,078	100.0%		-1.3%

Income (loss) from operations by geographical area
United States	901	2.5%	**	1,190	3.8%	**	-24.3%
International	(1,613)	-22.9%	**	(781)	-6.7%	**	106.5%
	(712)	-1.7%		409	0.9%		-274.1%

Operating expenses	11,256	26.5%		11,138	25.9%		1.1%
Operating income (loss)	(712)	-1.7%		409	0.9%		-274.1%
Net income (loss)	(670)	-1.6%		219	0.5%		-405.9%

Non-GAAP financial highlights
Adjusted operating expenses before gain	11,256	26.5%		11,200	26.0%		0.5%
EBITDA	(136)	-0.3%		825	1.9%		-116.5%
EBITDA before gain	(136)	-0.3%		763	1.8%		117.8%
Adjusted operating income (loss) before gain	(712)	-1.7%		347	0.8%		305.2%
Adjusted net income (loss) before gain	(670)	-1.6%		157	0.4%		526.8%

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EMAK Worldwide, Inc.

*Percentage of segment revenues
**Percentage of geographical area revenues

Additional Financial Highlights

•

Revenues were essentially flat versus the year-ago quarter primarily due to lower Consumer Products revenues. The Consumer Products segment has one remaining toy license through December 2008. Higher domestic revenues at the Logistix agency were offset by declines in international revenues.

•

Domestic revenues for the quarter were $35.4 million, or 83.4 percent of revenues, and international revenues for the quarter were $7.1 million, or 16.6 percent of revenues. In the year-ago quarter, domestic revenues were $31.5 million, or 73.1 percent of revenues, and international revenues were $11.6 million, or 26.9 percent of revenues.

•	Net foreign currency translation had a favorable impact to net revenues of approximately $263,000 versus the prior-year period average exchange rates.
•	Gross profit margin declined from 26.8 percent of revenues to 24.8 percent due to lower gross profit margins in the Promotional Products segment.
•

Agency Services gross profit dollars increased from the year-ago quarter as a result of a higher contribution of gross profit dollars from the Upshot agency, which had higher fee-based revenues from both new and existing clients.

•

Agency Services gross profit margin increased due to the higher-fee-based revenues mentioned previously and a smaller proportion of direct outside costs. Agency Services gross profit includes direct outside costs which fluctuate, making direct comparisons of the gross profit percentages difficult. Typically billings for direct outside costs, which are included in revenues, have very low gross margins. In periods in which segment revenues contain significant direct outside costs, the overall gross profit percentage will be lower. Management views the overall gross profit dollars, rather than the percentage, to be a more meaningful measure of performance in this segment.

•

Promotional Products gross profit margin decreased from the year-ago quarter due to a lower level of creative fees from EMAK’s largest client and a high volume, lower margin program delivered in the quarter.

•	Consumer Products gross profit margin increased from 14.8 percent of revenues to 34.2 percent as the result of an improved sales mix.

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EMAK Worldwide, Inc.

•

Operating expenses were flat with the year ago quarter. As a percentage of revenue, operating expenses were 26.5 percent in the third quarter of 2007, compared to 25.9 percent of revenues in the year-ago quarter. The unfavorable impact of foreign currency translation in Europe increased operating expenses by $189,000.

•

Operating loss before gain was $712,000 as compared to operating income of $347,000 in the year-ago quarter. Domestic operating income of $901,000 was offset by international operating losses of $1.6 million.

Financial Condition

•

The balance of cash, cash equivalents and restricted cash at September 30, 2007 was $5.9 million, a decrease of $4.1 million versus the end of last year. The Company had no debt at the end of either period.

•	The Company used $3.0 million of cash from operations during the first nine months of 2007, versus $6.1 million used in the same period in 2006.
•	Working capital was $5.5 million and the current ratio was 1.2, versus working capital of $10.0 million and a current ratio of 1.3 at the end of 2006.
•	The Company has adequate liquidity and capacity under its unused $25 million credit facility to fund anticipated working capital needs and business initiatives for at least the next 12 months.

Nine-Month 2007 Financial Highlights

The following table presents financial highlights for the Company’s operations for the first nine months of 2007. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

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EMAK Worldwide, Inc.

Results from operations
(In thousands of dollars)	Nine Months Ended September 30,
	2007	% of revenues		2006	% of revenues		% change
Revenues by segment
Agency services	22,725	19.2%		23,525	18.7%		-3.4%
Promotional products	91,340	77.2%		94,501	75.1%		-3.3%
Consumer products	4,254	3.6%		7,832	6.2%		-45.7%
	118,319	100.0%		125,858	100.0%		-6.0%

Gross profit by segment
Agency services gross profit	7,018	30.9%	*	7,347	31.2%	*	-4.5%
Promotional products gross profit	20,107	22.0%	*	23,961	25.4%	*	-16.1%
Consumer products gross profit	1,603	37.7%	*	1,882	24.0%	*	-14.8%
	28,728	24.3%		33,190	26.4%		-13.4%

Revenues by geographical area
United States	91,228	77.1%		90,807	72.2%		0.5%
International	27,091	22.9%		35,050	27.8%		-22.7%
	118,319	100.0%		125,857	100.0%		-6.0%

Income (loss) from operations by geographical area
United States	197	0.2%	**	155	0.2%	**	27.1%
International	(5,122)	-18.9%	**	(2,381)	-6.8%	**	115.1%
	(4,925)	-4.2%		(2,226)	-1.8%		121.2%

Operating expenses	33,653	28.4%		35,416	28.1%		-5.0%
Operating loss	(4,925)	-4.2%		(2,226)	-1.8%		121.2%
Net loss	(5,082)	-4.3%		(2,513)	-2.0%		102.2%

Non-GAAP financial highlights
Adjusted gross profit before gain	28,728	24.3%		33,102	26.3%		-13.2%
Adjusted consumer products gross profit before gain	1,603	37.7%	*	1,794	22.9%	*	-10.6%
Adjusted operating expenses before charge	33,653	28.4%		34,106	27.1%		-1.3%
EBITDA	(3,658)	-3.1%		(973)	-0.8%		276.0%
EBITDA before gain and charge	(3,658)	-3.1%		249	0.2%		-1569.1%
Adjusted operating loss before gain and charge	(4,925)	-4.2%		(1,004)	-0.8%		-390.5%
Adjusted net loss before gain and charge	(5,082)	-4.3%		(1,291)	-1.0%		-293.6%

*Percentage of segment revenues
**Percentage of geographical area revenues

Outlook

Holbrook commented on the outlook for the fourth quarter of 2007: “As the fourth quarter progresses, the outlook for our Agency Services segment is promising, with Upshot expected to deliver double-digit revenue growth, and our U.S.-based Promotional Products

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business should experience a seasonal uplift. The weakness in our European business, however, has dampened our outlook for the remainder of the year.

“I am encouraged by the new business success we are experiencing at Upshot, and while our Promotional Products businesses face near-term challenges, the longer-term horizon is still solid, especially when these businesses are managed in an integrated way across functions. I am impressed with the talent and dedication of our management team and all our employees throughout the world. They have a clear focus on serving the needs of our clients, who look to us as an effective marketing partner, able to serve them in multiple geographies with creativity and excellent operational execution.”

Third Quarter Conference Call and Webcast

The Company will host a conference call with investors and financial analysts today at 5:00 p.m. ET/2:00 p.m. PT to discuss its third quarter financial results and operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Info section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through November 8, 2007 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 21411294.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2007 and thereafter to

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differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Revenues	$42,532	$43,078	$118,319	$125,858
Cost of sales	31,988	31,531	89,591	92,756
Minimum royalty guarantee shortfall gain	-	-	-	(88)
Gross profit	10,544	11,547	28,728	33,190
Operating expenses:
Salaries, wages and benefits	6,760	6,589	20,294	20,031
Selling, general and administrative	4,496	4,611	13,359	14,075
Restructuring charge (gain)	-	(62)	-	1,310

Total operating expenses	11,256	11,138	33,653	35,416
Income (loss) from operations	(712)	409	(4,925)	(2,226)
Interest income (expense), net	(16)	(132)	56	(178)
Other income (expense)	172	(8)	97	(11)
Income (loss) before provision for income taxes	(556)	269	(4,772)	(2,415)
Provision for income taxes	114	50	310	98
Net income (loss)	(670)	219	(5,082)	(2,513)
Preferred stock dividends	-	-	-	375
Net income (loss) available to common stockholders	$(670)	$219	$(5,082)	$(2,888)

Basic income (loss) per share
Income (loss) per share	$(0.11)	$0.04	$(0.87)	$(0.50)
Weighted average shares outstanding	5,887,830	5,845,788	5,871,998	5,830,259

Diluted income (loss) per share
Income (loss) per share	$(0.11)	$0.03	$(0.87)	$(0.50)
Weighted average shares outstanding	5,887,830	8,675,447	5,871,998	5,830,259

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EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	September 30,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$5,548	$8,677
Restricted cash	375	1,319
Accounts receivable, net	24,189	24,327
Inventories	8,306	6,386
Prepaid expenses and other current assets	1,825	3,732
CURRENT ASSETS	40,243	44,441
Fixed assets, net	3,667	3,583
Intangible assets, net	13,860	13,787
Other assets	376	559
TOTAL ASSETS	$58,146	$62,370

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Short-term debt	$-	$-
Accounts payable	19,963	20,238
Accrued liabilities	14,749	14,240
CURRENT LIABILITIES	34,712	34,478
Long-term liabilities	1,617	2,294
TOTAL LIABILITIES	36,329	36,772

Mandatorily redeemable preferred stock	19,041	19,041

Common stock	-	-
Additional paid-in capital	34,960	33,840
Accumulated deficit	(18,307)	(13,225)
Accumulated other comprehensive income	3,792	3,611
Less:
Treasury stock	(17,669)	(17,669)
TOTAL STOCKHOLDERS' EQUITY	2,776	6,557
TOTAL LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$58,146	$62,370

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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Nine Months Ended
	September 30,
	(Unaudited)
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,082)	$(2,513)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation and amortization	1,170	1,264
Provision for doubtful accounts	(39)	-
Gain on disposal of fixed assets	(1)	(2)
Amortization of restricted stock	1,150	618
Minimum guarantee royalty shortfall gain	-	(88)
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	374	4,772
Inventories	(1,875)	(3,867)
Prepaid expenses and other current assets	1,936	996
Other assets	193	217
Accounts payable	(432)	(1,304)
Accrued liabilities	300	(5,942)
Long-term liabilities	(692)	(275)

Net cash used in operating activities	(2,998)	(6,124)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(1,173)	(1,181)
Restricted cash	1,036	(1,269)
Proceeds from sale of fixed assets	1	23
Payment for purchase of Megaprint Group	-	(313)

Net cash used in investing activities	(136)	(2,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	-	(375)
Transaction costs paid in connection with the
modification of preferred stock and warrants	-	(79)
Borrowings under line of credit	6,508	40,546
Repayment under line of credit	(6,508)	(34,874)

Net cash provided by financing activities	-	5,218

Net decrease in cash and cash equivalents	(3,134)	(3,646)

Effects of exchange rates on cash and cash equivalents	5	361

CASH AND CASH EQUIVALENTS, beginning of period	8,677	6,315

CASH AND CASH EQUIVALENTS, end of period	$5,548	$3,030

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EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charges and gains, is calculated as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Net income (loss)	$(670)	$219	$(5,082)	$(2,513)

Interest income (expense), net	16	132	(56)	178
Provision for income taxes	114	50	310	98
Depreciation	384	388	1,111	1,156
Amortization	20	36	59	108
EBITDA	(136)	825	(3,658)	(973)

Minimum royalty guarantee shortfall gain	-	-	-	(88)
Restructuring charge (gain)	-	(62)	-	1,310

EBITDA, before charges and gains	$(136)	$763	$(3,658)	$249

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

EBITDA, before charges and gains	$(136)	$763	$(3,658)	$249

Restructuring gain (charge)	-	62	-	(1,310)
Interest (income) expense, net	(16)	(132)	56	(178)
Provision for income taxes	(114)	(50)	(310)	(98)
Changes in operating assets and liabilities	1,699	(4,148)	(196)	(5,403)
Other, net	340	184	1,110	616

Net cash provided by (used in) operating activities	$1,773	$(3,321)	$(2,998)	$(6,124)

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EMAK Worldwide, Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Highlights
(In thousands of dollars, except per share data)

	Three Months Ended September 30, 2006
	GAAP	Special items		Non-GAAP

Operating expenses	11,138	62	(a)	11,200
Operating income	409	(62)	(a)	347
Net income	219	(62)	(a)	157

Diluted income per share	$0.03	$(0.01)	(b)	$0.02

(a) Includes a restructuring gain of $62 primarily due to the partial reversal of previously recorded charges related to staff reductions which were partially offset by charges related to staff reductions in the Company's Hong Kong office.

(b) Includes adjustments noted in footnote (a) on a per share basis.

	Nine Months Ended September 30, 2006
	GAAP	Special items		Non-GAAP

Gross profit	$33,190	$(88)	(a)	$33,102
Consumer products gross profit	1,882	(88)	(a)	1,794
Operating expenses	35,416	(1,310)	(b)	34,106
Operating loss	(2,226)	1,222	(c)	(1,004)
Net loss	(2,513)	1,222	(c)	(1,291)

Diluted loss per share	$(0.50)	$0.21	(d)	$(0.29)

(a) Represents the reversal of a portion of a charge previously taken for minimum royalty guarantee shortfalls on several consumer products licenses.

(b) Includes a restructuring charge of $1,310 related to the wind down of Pop Rocket, the reorganization of the SCI Promotion and Logistix (U.S.) agencies, and the elimination of a centralized management position. This was partially offset by the partial reversal of previously recorded charges related to staff reductions.

(c) Includes adjustments noted in footnotes (a) and (b).

(d) Includes adjustments noted in footnote (c) on a per share basis.

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